As filed with the Securities and Exchange Commission on June 7, 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

Harris & Harris Group, Inc.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-3119827 (I.R.S. employer identification no.)

1450 Broadway, 24th Floor

New York, New York 10018
Telephone: (212) 582-0900
Facsimile: (212) 582-9563
(Address of principal executive offices)

AMENDED AND RESTATED

HARRIS & HARRIS GROUP, INC. 2012 Equity Incentive Plan

(Full title of the plan)

Sandra M. Forman, Esq.

General Counsel
Harris & Harris Group, Inc.
1450 Broadway, 24th Floor

New York, New York 10018
Telephone: (212) 582-0900
Facsimile: (212) 582-9563
(Name and address of agent for service)

________________

Copies to:

Steven B. Boehm, Esq. John Mahon, Esq. Sutherland Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, DC 20004

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	1,920,000	$3.23	$6,201,600	$711

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933 (the "Securities Act"), this Registration Statement also covers additional shares that may become issuable under the Plan (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee by averaging the high and low sales prices of Harris & Harris Group, Inc. Common Stock as quoted on the Nasdaq Global Market on June 5, 2012.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

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EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share (the "Common Stock"), of Harris & Harris Group, Inc. (the "Company") that may be issued and sold under the Amended and Restated Harris & Harris Group, Inc. 2012 Equity Incentive Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* (a) The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

* (b) Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), other documents required to be delivered to eligible employees pursuant to Rule 428(b) or additional information about the Plan are available without charge to participants by contacting the Investor Relations, Harris & Harris Group, Inc., 1450 Broadway, 24th Floor New York, New York 10018.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), are incorporated by reference in this Registration Statement; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a) The Company's annual report on Form 10-K (File No. 814-00176) for the fiscal year ended December 31, 2011, filed with the SEC on March 14, 2012 (the “Form 10-K”), including the information contained in the Company's Proxy Statement dated April 27, 2012 and filed with the SEC on April 24, 2012 for its Annual Meeting of Shareholders to be held on June 7, 2012, that has been incorporated by reference into the Form 10-K;

(b) The Company’s additional definitive materials dated May 18, 2012, filed with the SEC on May 18, 2012;

(c) The Company's quarterly report on Form 10-Q (File No. 814-00176) for the three months ended March 31, 2012 filed with the SEC on May 10, 2012;

(d) The Company's Current Reports on Form 8-K filed with the SEC on March 7, 2012, March 15, 2012, May 17, 2012 and May 18, 2012; and

(e) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on February 13, 1984, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

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Item 5. Interests of Named Experts and Counsel.

Sandra M. Forman, General Counsel and Chief Compliance Officer of the Company, issued an opinion in connection with this registration statement, which is filed as Exhibit 5 hereto. Ms. Forman is also a plan participant.

Item 6. Indemnification of Directors and Officers.

Article 8 (“Article 8”) of the Company’s Certificate of Incorporation, as adopted by its board of directors in October 1992, and approved by its shareholders in December, 1992, provides for the indemnification of its directors and officers to the fullest extent permitted by applicable New York law, subject to the applicable provisions of the Investment Company Act of 1940 (the “1940 Act”).

Scope of Indemnification Under New York Law. BCL §§ 721-726 provide that a director or officer of a New York corporation who was or is a party or a threatened party to any threatened, pending or completed action, suit or proceeding (i) shall be entitled to indemnification by the corporation for all expenses of litigation when he is successful on the merits, (ii) may be indemnified by the corporation for judgments, fines, and amounts paid in settlement of, and reasonable expenses incurred in, litigation (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and for a purpose he reasonably believed to be in or not opposed to the best interest of the corporation (and, in criminal proceedings, had no reasonable cause to believe that his conduct was unlawful), and (iii) may be indemnified by the corporation for amounts paid in settlement and reasonable expenses incurred in a derivative suit (i.e., a suit by a shareholder alleging a breach of a duty owed to the corporation by a director or officer) even if he is not successful on the merits, if he acted in good faith, for a purpose which he believed to be in, or not opposed to, the best interest of the corporation. However, no indemnification may be made in accordance with clause (iii) if he is adjudged liable to the corporation, unless a court determines that, despite the adjudication of liability and in view of all of the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above and the advancement of litigation expenses, may be made only upon a determination by (i) a majority of a quorum of disinterested directors, (ii) independent legal counsel, or (iii) the shareholders that indemnification is proper because the applicable standard of conduct has been met. In addition, litigation expenses to a director or officer may only be made upon receipt of an undertaking by the director or officer to repay the expenses if it is ultimately determined that he is not entitled to be indemnified. The indemnification and advancement of expenses provided for by BCL §§ 721-726 are not deemed exclusive of any rights the indemnitee may have under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise. When any action with respect to indemnification of directors is taken by amendment to the by-laws, resolution of directors, or agreement, the corporation must mail a notice of the action taken to its shareholders of record by the earlier of (i) the date of the next annual meeting, or (ii) fifteen months after the date of the action taken.

The foregoing provisions are subject to Section 17(h) of the 1940 Act, which provides that neither the certificate of incorporation or by-laws nor any agreement may protect any director or officer against any liability to the Company or any of its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of his duties.

The Indemnification Agreements. Pursuant to the Indemnification Agreement, the Company would indemnify the indemnified director or officer (the “Indemnitee”) to the fullest extent permitted by New York law as in effect at the time of execution of the Indemnification Agreement and to such fuller extent as New York law may permit in the future, subject in each case to the applicable provisions of the 1940 Act. An Indemnitee would be entitled to receive indemnification against all judgments rendered, fines levied, and other assessments (including amounts paid in settlement of any claims, if approved by the Company), plus all reasonable costs and expenses (including attorneys’ fees) incurred in connection with the defense of any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (an “Action”), related to or arising from (i) any actual or alleged act or omission of the Indemnitee at any time as a director, officer, employee, or agent of the Company or any of its affiliates or subsidiaries, or (ii) the Indemnitee’s past, present, or future status as a director, officer, employee or agent of the Company or any of its affiliates or subsidiaries. An Indemnitee would also be entitled to advancement of all reasonable costs and expenses incurred in the defense of any Action upon a finding by a court or an opinion of independent counsel that the Indemnitee is more likely than not to prevail. If the Company makes any payment to the Indemnitee under the Indemnification Agreement and it is ultimately determined that the Indemnitee was not entitled to be indemnified, the Indemnitee would be required to repay the Company for all amounts paid to the Indemnitee under the Indemnification agreement. An Indemnitee would not be entitled to Indemnification or advancement of expenses under the Indemnification Agreement with respect to any proceeding or claim brought by him against the Company.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Company maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Numbers	Description

4.0	Form of Specimen Certificate of Common Stock, incorporated by reference as Exhibit 4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 814-00176) filed with the SEC on March 16, 2009.
5.0	Opinion of General Counsel of the Company.
23.0	Consent of PricewaterhouseCoopers LLP.

The undersigned registrant hereby undertakes that it will submit the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of the following communication, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby further undertakes, that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on June 7, 2012.

HARRIS & HARRIS GROUP, INC.

By: /s/ Douglas W. Jamison

Name: Douglas W. Jamison

Title: Chief Executive Officer

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the date indicated:

Signature	Title	Date

/s/ Douglas W. Jamison	Chairman of the Board	June 7, 2012
Douglas W. Jamison	and Chief Executive Officer

/s/ Daniel B. Wolfe	Chief Financial Officer	June 7, 2012
Daniel B. Wolfe

/s/ Patricia N. Egan	Chief Accounting Officer	June 7, 2012
Patricia N. Egan	and Senior Controller

/s/ W. Dillaway Ayres, Jr.	Director	June 7, 2012
W. Dillaway Ayres, Jr.

/s/ Phillip A. Bauman	Director	June 7, 2012
Phillip A. Bauman

/s/ Lucio L. Lanza	Director	June 7, 2012
Lucio L. Lanza

/s/ Charles E. Ramsey	Director	June 7, 2012
Charles E. Ramsey

/s/ James E. Roberts	Director	June 7, 2012
James E. Roberts

/s/ Richard P. Shanley	Director	June 7, 2012
Richard P. Shanley

/s/ Bruce W. Shewmaker	Director	June 7, 2012
Bruce W. Shewmaker
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Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on June 7, 2012.

AMENDED AND RESTATED HARRIS & HARRIS GROUP, INC. 2012 Equity Incentive Plan

By: /s/ W. Dillaway Ayres

not in his individual capacity, but solely as an authorized signatory for the Employee Benefits Administration Committee

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EXHIBIT INDEX

Exhibit Numbers	Description

5.0	Opinion of General Counsel of the Company
23.0	Consent of PricewaterhouseCoopers LLP

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